Exhibit (h)(33)
SCHEDULE A
OPERATING EXPENSE LIMITS

Maximum Operating Expense Limit
(as a Percentage of average net assets)

Blue Chip Portfolio	0.10%
Aggressive Growth Portfolio	0.10%
Diversified Research Portfolio	0.10%
Short Duration Bond Portfolio	0.10%
Concentrated Growth Portfolio (formerly I-Net Tollkeeper)	0.10%
Financial Services Portfolio	0.10%
Health Sciences Portfolio	0.10%
Technology Portfolio	0.10%
Growth LT Portfolio	0.10%
Focused 30 Portfolio	0.10%
Mid-Cap Value Portfolio	0.10%
International Value Portfolio	0.10%
Capital Opportunities Portfolio	0.10%
International Large-Cap Portfolio	0.10%
Equity Index Portfolio	0.10%
Small-Cap Index Portfolio	0.10%
Multi-Strategy Portfolio	0.10%
Main Street Core Portfolio	0.10%
Emerging Markets Portfolio	0.10%
Inflation Managed Portfolio	0.10%
Managed Bond Portfolio	0.10%
Small-Cap Value Portfolio	0.10%
Money Market Portfolio	0.10%
High Yield Bond Portfolio	0.10%
Equity Portfolio	0.10%
Aggressive Equity Portfolio	0.10%
Large-Cap Value Portfolio	0.10%
Comstock Portfolio	0.10%
Real Estate Portfolio	0.10%
Mid-Cap Growth Portfolio	0.10%
VN Small-Cap Value Portfolio	0.10%
American Funds Growth Portfolio (applies to feeder fund expenses only)	0.10%

Effective May 1, 2005, agreed to and accepted by:
PACIFIC SELECT FUND

BY:	/s/ Thomas C. Sutton

Name:	Thomas C. Sutton
Title:	Chairman of the Board and Trustee
PACIFIC LIFE INSURANCE COMPANY

BY:	/s/ Thomas C. Sutton

Name:	Thomas C. Sutton
Title:	Chairman of the Board and
Chief Executive Officer

BY:	/s/ Jane M. Guon

Name:	Jane M. Guon
Title:	Assistant Secretary